UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015 (September 23, 2015)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive office)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Fourth Amendment to Third Amended and Restated Credit Agreement. On September 23, 2015, Bill Barrett Corporation (the “Company”) entered into a Fourth Amendment to the Third Amended and Restated Credit Agreement dated March 16, 2010, among the Company, as the borrower, certain subsidiaries of the Company party thereto, each of the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the “Fourth Amendment”). The Fourth Amendment has an effective date of September 23, 2015.

The Fourth Amendment, among other things:

(i)	replaces the total debt-to-EBITDAX ratio covenant in the credit agreement, for a period beginning on September 30, 2015 through and including March 31, 2018 (the “Specified Period”), with a secured debt-to-EBITDAX ratio pursuant to which the Company will not permit such ratio to exceed 2.5 to 1.0 during the Specified Period;

(ii)	adds a covenant pursuant to which the Company will not permit the ratio of EBITDAX to interest expense to be less than 2.5 to 1.0 during the Specified Period; and

(iii)	reaffirmed the current borrowing base at $375 million.

As of September 23, 2015, the Company had no amounts outstanding under the credit agreement, and the Company is currently in compliance with all financial covenants under the credit agreement.

Certain of the lenders under the credit agreement or their affiliates have provided and may continue to provide banking, financial, or other services to the Company and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

The foregoing summary is qualified in its entirety by reference to the Fourth Amendment, which is attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above hereby is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure

On September 28, 2015, Bill Barrett Corporation issued a press release announcing, among other things: the Company’s borrowing base has been reaffirmed at $375 million with zero currently drawn; the sale of certain non-core Uinta Basin properties for $27 million cash; DJ Basin rig count being reduced from two rigs to one rig as a result of improvements in drilling and completion operations; 2015 capital expenditures reduced to $315-$325 million as a result of lower XRL well costs and increased drilling and completion efficiencies; and 2015 production guidance range increased to 6.3-6.5 MMBoe from 6.1-6.5 MMBoe.

The press release also announced plans to participate in the following investor events:

•	September 29, 2015 – Chief Financial Officer and Treasurer, Robert W. Howard, will participate in investor meetings at the Deutsche Bank Energy 1x1 Corporate Days Conference. This event will not be webcast.

•	September 30, 2015 – Mr. Howard will present at the Deutsche Bank Leveraged Finance Conference. This event will not be webcast.

An updated corporate presentation to be used at these events will be posted on the Company’s website at www.billbarrettcorp.com prior to market open on Tuesday, September 29, 2015.

The press release is attached as Exhibit 99.1 to this Current Report.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Fourth Amendment dated effective as of September 23, 2015 to Third Amended and Restated Credit Agreement dated as of March 16, 2010, among Bill Barrett Corporation, certain of its subsidiaries party thereto and the banks named therein.

99.1	Press Release, dated September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2015	BILL BARRETT CORPORATION

	By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President—General Counsel; and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Fourth Amendment dated effective as of September 23, 2015 to Third Amended and Restated Credit Agreement dated as of March 16, 2010, among Bill Barrett Corporation, certain of its subsidiaries party thereto and the banks named therein.

99.1	Press Release, dated September 28, 2015.